Exhibit 10.3

mri interventions, INC.

SECOND Amended and restated

KEY PERSONNEL INCENTIVE PROGRAM

Introduction

The MRI Interventions, Inc. Second Amended and Restated Key Personnel Incentive Program (the "Program") provides eligible key personnel of the Company (as defined herein) with the opportunity to receive incentive bonus payments ("Incentive Payments") upon consummation of a Triggering Event (as defined herein) in accordance with the terms and conditions set forth herein.

1.             Definitions

Whenever used herein, the following words and phrases shall have the meanings set forth below:

"AAA" shall have the meaning as set forth in Section 6.5 herein.

"Affiliate" of a Person shall mean any other Person that controls, is controlled by, or is under common control with, such Person.

"Aggregate Incentive Award" shall mean an aggregate positive amount, if any, equal to the Applicable Percentage of the Surplus Amount; provided, however, that in no event shall the Aggregate Incentive Award exceed the Maximum Program Amount.

"Applicable Percentage" shall mean six percent (6%).

"Board" shall mean the Board of Directors of the Company.

"Cause" shall mean, as applicable to each Participant, (a) such Participant’s commission of an act of fraud, embezzlement, theft or other criminal act against the Company constituting a felony; (b) such Participant’s willful or wanton disregard of the rules or policies of the Company which results in a material loss, damage or injury to the Company; (c) such Participant’s material violation of applicable law which results in a material loss, damage or injury to the Company; or (d) the material breach of any provision contained in a written non-competition, confidentiality or non-disclosure agreement between the Company and the Participant.

"Committee" shall mean the Compensation Committee of the Board or such other committee of directors appointed by the Board to administer the Program; provided, however, that to the extent the Board has not appointed any such committee, all references in the Program to the "Committee" shall be deemed to be references to the Board.

"Common Shares" shall mean the shares of the Company’s common stock on a fully diluted basis (i.e., giving effect to the issuance of all shares issuable upon exercise of options and conversions of convertible securities, etc.) on the date of the consummation of a Triggering Event. For purposes of any determination, the number of Common Shares shall be determined in good faith by the Committee, which determination shall be final and binding on all Persons.

"Company" shall mean MRI Interventions, Inc., a Delaware corporation, including its successor in interest by merger, consolidation or otherwise.

"Disability" shall mean a Participant (a) is determined to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by the Company.

"Dispute" shall have the meaning as set forth in Section 6.5 herein.

"Fixed Incentive Payment" shall mean an Incentive Payment determined as a specified percentage of the Maximum Program Amount, as described in Section 3.1(b) below.

"Future Payments Provision" shall mean any provision relating to a Sale Transaction that provides for (a) the payment of proceeds of, or from, such Sale Transaction in one or more installments after the consummation of the Sale Transaction, (b) the deposit of any proceeds of, or from, such Sale Transaction into an escrow account (whether such escrow account is established by the Company or any Purchaser), or (c) any earnout, contingent payment, deferred payment or post-closing adjustment payment pursuant to which any proceeds of, or from, such Sale Transaction will be paid in one or more installments after the consummation of such Sale Transaction.

"Hurdle Amount" shall mean Fifty Million Dollars ($50,000,000).

"Incentive Award Agreements" shall mean those certain letter agreements, or any of them, from time to time entered into between the Company and Participants pursuant to the Program, as described in Section 3.3 below, as the same may be amended or modified.

"Incentive Payments" shall have the meaning as set forth in the Introduction herein. An Incentive Payment will be either a Fixed Incentive Payment or a Surplus Incentive Payment.

"Individual Share" shall have the meaning set forth in Section 3.3(b) herein. The sum of the Individual Shares for all Participants, in the aggregate, may be less than, but shall not exceed, one hundred percent (100%).

"Involuntary Termination" shall mean the termination of a Participant’s employment or consultancy by the Company other than for Cause.

"Maximum Incentive Payment" shall mean the positive amount calculated by multiplying the Maximum Program Amount by a Participant’s Individual Share.

"Maximum Program Amount" shall mean Three Million Dollars ($3,000,000).

"Net Proceeds" shall mean the portion of the aggregate cash and non-cash consideration paid or payable in connection with the consummation of a Sale Transaction that is distributed, or otherwise available for distribution, to holders of Common Shares. The fair market value of any securities issued, and any other non-cash consideration and any future payments or consideration to be paid or delivered, in connection with a Sale Transaction will be valued in good faith by the Committee, which determination shall be final and binding on all Persons.

"Participant" shall mean an individual who (a) is an employee or bona fide consultant of the Company or any of its subsidiaries, (b) is designated by the Committee for an award under the Program, and (c) enters into an Incentive Award Agreement with the Company. The Participants shall be identified on Exhibit A attached hereto, which may be amended from time to time by the Committee to reflect the addition/removal of Participants pursuant to the Program.

"Person" shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

"Post-Closing Adjustment Provision" shall mean any provision relating to a Sale Transaction that potentially requires the Company and/or its stockholders to reimburse or repay any portion of the proceeds from such Sale Transaction or any other amount to the Purchaser, or to indemnify the Purchaser in any respect.

"Program" shall have the meaning set forth in the introduction herein.

"Purchaser" shall mean any Person(s) that acquire(s) the Company pursuant to a Sale Transaction.

"Rules" shall have the meaning as set forth in Section 6.5 herein.

"Sale Transaction" shall mean the following: (a) the Company is merged, consolidated or reorganized into or with another corporation or other Person, or securities of the Company are exchanged for securities of another corporation or other Person, and immediately after such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then-outstanding securities of such corporation or other Person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction, or (b) the Company, in any transaction or series of related transactions, sells a substantial portion of its assets to any other corporation or other Person and less than a majority of the combined voting power of the then-outstanding securities of such corporation or other Person immediately after such sale or sales are held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors of the Company immediately prior to such sale. For purposes of this definition, a sale of a substantial portion of the Company’s assets shall mean the Company’s sale of assets having a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the Company’s assets immediately prior to such sale.

"Special Individual Payment" shall mean any payment (whether in cash or in kind) made, or agreed to be made, to any Participant in connection with the consummation of a Sale Transaction that is (a) reasonably characterized as being compensation primarily for a non-compete or similar agreement with, or for the benefit of, the Purchaser, or (b) a consulting or similar fee that is not reasonably commensurate with the services actually to be performed by the Participant. Notwithstanding the foregoing to the contrary, Special Individual Payments shall not include reasonable salary, bonus, stock options or equity compensation, fringe benefit payments or other compensation payable to a Participant following consummation of a Sale Transaction for services actually to be rendered or performed.

"Special Payment Reduction" shall have the meaning as set forth in Section 3.3(b) herein.

"Surplus Amount" shall mean the aggregate positive amount, if any, by which the Net Proceeds from a Triggering Event exceed the Hurdle Amount.

"Surplus Incentive Payment" shall mean an Incentive Payment determined as a specified percentage of the Aggregate Incentive Amount, as described in Section 3.1(b) below.

"Triggering Event" shall mean a Sale Transaction that is consummated during the term of the Program.

"Unallocated Portion" shall have the meaning as set forth in Section 3.2(b) herein.

"Withheld Amount" shall have the meaning as set forth in Section 3.4(c)(ii) herein.

2.             Administration

The Program shall be administered by the Committee. The Committee shall have the authority to award and grant Incentive Payments, pursuant to the terms of the Program, to employees and bona fide consultants of the Company determined by the Committee to be eligible to participate in the Program. In particular, the Committee shall have the authority, consistent with the terms of the Program: (a) to select the employees and consultants of the Company and its subsidiaries to whom Incentive Payments may be granted from time to time; provided, however, that the Committee shall not grant Incentive Payments to any member of the Committee without the prior approval of the Board; (b) to determine whether a Triggering Event has occurred; (c) to calculate and determine the amount of the Net Proceeds; (d) to determine the amount of Incentive Payments to be granted to Participants; provided however, that the amount of any Incentive Payment shall comply with the limitations set forth in Section 280G of the Internal Revenue Code; (v) to calculate and determine the amount of any Special Individual Payments; (vi) to interpret the terms and provisions of the Program and any award issued under the Program (and any agreements relating thereto); and (vii) to supervise the administration of the Program as described herein or otherwise. Subject to the foregoing, all decisions made by the Committee pursuant to the provisions of the Program shall be made in the Committee’s sole discretion and in good faith and shall be final and binding on all Persons.

3.             Incentive Payment Amounts

3.1     Participant Incentive Payments.

(a)     Eligibility for Bonus. Provided the Participant’s Incentive Award Agreement has not terminated as provided in Section 4 below, the Participant shall be eligible to receive payment of his or her Incentive Payment with respect to a Triggering Event as otherwise provided in this Section 3.

(b)     Individual Share. Each Participant’s Incentive Payment with respect to a Triggering Event shall be specified in the Participant's Incentive Award Agreement as a percentage (the "Individual Share") of either (i) the Aggregate Incentive Amount or (ii) the Maximum Program Amount. Any portion of the Aggregate Incentive Amount not awarded to Participants pursuant to Incentive Award Agreements as of the date of a Triggering Event (the "Unallocated Portion") shall be retained by the Company, and no Participant shall have any right to or claim against such Unallocated Portion. Notwithstanding any provision herein to the contrary, in the event a Participant receives any Special Individual Payment, such Participant’s Surplus Incentive Payment, if any, shall be reduced, on a dollar-for-dollar basis, by the corresponding amount of any such Special Individual Payment (the "Special Payment Reduction").

3.2     Incentive Award Agreements. Awards made pursuant to the Program, and any Incentive Payments made pursuant to such awards, shall be made in accordance with, and subject to the terms and conditions of, individual Incentive Award Agreements entered into between the Company and each Participant.

3.3     Payment of Incentive Payments.

(a)     In-Kind Payment. Notwithstanding any provision herein to the contrary, if the Company and/or holders of Common Shares receive (or are to receive) non-cash consideration in connection with a Triggering Event, then the Company may, without obligation, fund the Incentive Paymentswith cash consideration and non-cash consideration in the same proportion that the Company and/or holders of Common Shares receive (or are to receive) such consideration in connection with the Triggering Event. The fair market value of any securities or other non-cash consideration will be valued in good faith by the Committee, which determination shall be final and binding on all Persons.

(b)     Payment of Fixed Incentive Payments. The Company shall pay (in cash and/or non-cash consideration as described above) each eligible Participant the amount of such Participant’s Fixed Incentive Payment within thirty (30) days following the closing of the Triggering Event and the distribution of the proceeds thereof.

(c)     Payment of Surplus Incentive Payments - No Future Payments Provision or Post-Closing Adjustment Provision. In the event a Triggering Event does not include any Future Payments Provision or Post-Closing Adjustment Provision, then the Company shall pay (in cash and/or non-cash consideration as described above) each eligible Participant the amount of such Participant’s Surplus Incentive Payment, if any, within thirty (30) days following the closing of such Triggering Event and the distribution of the proceeds thereof.

(d)     Payment of Surplus Incentive Payments - Future Payments Provision and/or Post-Closing Adjustment Provision. In the event the Triggering Event transaction includes any Future Payments Provision and/or Post-Closing Adjustment Provision, then the Company shall pay any Surplus Incentive Payments according to the terms of this Section 3.3(d).

(i)     In the event the Triggering Event transaction includes a Future Payments Provision, the Company shall pay (in cash and/or non-cash consideration as described above) each eligible Participant, within thirty (30) days following the closing of such Triggering Event and the distribution of the proceeds thereof, the portion of such Participant’s Surplus Incentive Payment equal to the product obtained by multiplying (A) such Participant’s Individual Share, by (B) the Aggregate Incentive Award, by (C) the percentage of the total Net Proceeds paid, distributed or delivered to the Company and/or holders of the Common Shares, as applicable, on or about the closing date of the Triggering Event. Thereafter, within thirty (30) days after any additional portion of the Net Proceeds is paid, distributed or delivered to the Company and/or holders of the Common Shares, as applicable, the Company shall pay to such Participant the portion(s) of such Participant’s remaining Surplus Incentive Payment in an amount equal to the product obtained by multiplying (A) such Participant’s Individual Share, by (B) the Aggregate Incentive Award, by (C) the percentage that such additional portion of the Net Proceeds bears to the total Net Proceeds.

(ii)     In the event the Triggering Event transaction includes a Post-Closing Adjustment Provision, within thirty (30) days following the closing of such Triggering Event, the Company shall pay (in cash and/or non-cash consideration as described above) each eligible Participant the amount of such Participant’s Surplus Incentive Payment, less an amount that shall take into account the potential adjustment that is the subject of the Post-Closing Adjustment Provision (the "Withheld Amount"), which amount shall be determined in good faith by the Committee. As soon as practicable after the amount of such adjustment, if any, is known with certainty (as determined by the Committee), the Company shall pay each Participant the Participant’s prorated portion of the Withheld Amount, less the amount actually reimbursed or paid pursuant to the Post-Closing Adjustment Provision.

(iii)     Notwithstanding the foregoing, no payment shall be made under this Section 3.3(d) if the Participant's Incentive Award Agreement has been terminated under Section 4herein before the date of such payment or if a payment would otherwise be due after March 15 of the year following any termination of the Participant's employment or consultancy.

4.            Effect of Termination of Employment or Consultancy

4.1     Termination for Cause. A Participant’s Incentive Award Agreement shall immediately and automatically terminate in the event such Participant’s employment or consultancy is terminated by the Company (or any of its subsidiaries) for Cause. Upon termination of the Incentive Award Agreement, such Participant shall no longer be eligible to receive any Incentive Payment..

4.2     Voluntary Termination. In the event a Participant voluntarily terminates his or her employment or consultancy, such Participant’s Incentive Award Agreement shall continue in full force and effect if no basis existed at the time of such voluntary termination for the Company (or any of its subsidiaries) to terminate such Participant’s employment or consultancy for Cause.

4.3     Involuntary Termination. In the event a Participant’s employment or consultancy is terminated due to an Involuntary Termination, such Participant’s Incentive Award Agreement shall continue in full force and effect.

4.4     Death or Disability. In the event a Participant’s employment or consultancy is terminated due to death or Disability, such Participant’s Incentive Award Agreement shall continue in full force and effect.

5.            Amendment

At any time prior to the consummation of a Triggering Event, the Committee may amend or alter (a) this Program and/or (b) any or all individual Incentive Award Agreements issued under this Program. Notwithstanding the foregoing, no amendment or alteration of this Program or any individual Incentive Award Agreement shall impair any Participant’s rights under any Incentive Award Agreement theretofore issued under this Program, without the prior consent of such Participant(s).

6.            Miscellaneous

6.1     Taxes. Incentive Payments are subject to applicable federal, state and local withholding taxes. The Company shall withhold from Incentive Payments payable under the Program all income, employment and payroll taxes which, by applicable federal, state or local law, the Company is required to withhold.

6.2     Employment or Consultancy Status Not Conferred. The adoption of this Program or the receipt of an Incentive Award under this Program shall not confer upon any employee or consultant of the Company or its subsidiaries any right to continued employment or consultancy with the Company or its subsidiaries, as the case may be, nor shall it interfere in any way with the right of Company or its subsidiaries to terminate the employment or consultancy of any of its employees or consultants at any time.

6.3     Governing Law. The Program and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

6.4     Successors. In the event of any merger, consolidation or other similar event involving the Company, the provisions of the Program shall be binding upon the surviving or resulting entity of such transaction.

6.5     Arbitration. Any controversy, claim or dispute arising out of, in connection with or relating to this Program or any Incentive Award Agreement ("Dispute"), which cannot otherwise be resolved through good faith negotiations between the parties, may be submitted by either the Company or the relevant Participant(s) to binding arbitration in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), except as such rules conflict with the provisions of this Section, in which case the provisions of this Section shall control. The Dispute shall be submitted to binding arbitration before three (3) arbitrators in Memphis, Tennessee under the AAA’s Commercial Arbitration Rules (the "Rules") as modified or supplemented hereby. Within ten (10) days after commencement of any arbitration proceeding, as provided herein, the Company shall choose an arbitrator, and the relevant Particpant(s) shall choose an arbitrator. Thereafter, a third neutral arbitrator shall be selected by the two (2) arbitrators chosen by the parties. If the arbitrators chosen by the parties cannot agree upon the neutral arbitrator within ten (10) business days after their appointment, then, in any such event, the neutral arbitrator shall be selected, pursuant to the Rules. The costs of the arbitration, including the fees and expenses of the arbitrators, shall be shared equally by the parties, but each party shall be responsible for its own costs, including attorneys and witness fees, incurred by that party in the arbitration proceedings. In rendering an award, the parties agree that the arbitrators shall not have any power or authority to modify any provisions of the Program or any Incentive Award Agreement, and in no event shall the arbitrator have the power or authority to make awards that provide for damages expressly excluded or limited by the same. The arbitration award shall be in writing and shall specify the factual or legal basis for the award. A judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Nothing in this Section shall be construed to prevent any party from instituting legal proceedings to seek a temporary restraining order or other temporary or preliminary injunctive relief to prevent immediate and irreparable harm to such party, and for which monetary damages would be inadequate, pending final resolution of a Dispute pursuant to this Section. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder or to obtain interim relief, and except as reasonably necessary to comply with any applicable law, rule, regulation of any governmental authority or securities exchange, neither party may, nor may the arbitrator, disclose the existence, content or results of any arbitration hereunder without the prior written consent of both parties. The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14, except as modified hereby, shall govern the interpretation and enforcement of this Section. THE PARTIES ACKNOWLEDGE AND AGREE THAT IN AGREEING TO SUBMIT ALL DISPUTES TO BINDING ARBITRATION, THEY ARE IRREVOCABLY WAIVING ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY CLAIM RELATING TO THIS AGREEMENT.

6.6     No Trust. The amounts to be paid in respect of the Program shall not constitute or be treated as a trust of any kind. The Company shall not be required to fund or otherwise segregate assets to be used for the payment of Incentive Payments under the Program. The Company shall make such payments only out of its general assets, and, therefore, the Company’s obligation to make such payments shall be subject to any claims of its other creditors having priority as to its assets. The Participants’ rights under the Program are solely those of general unsecured creditors of the Company and are subject to forfeiture under the terms hereof and under the Participant’s Incentive Award Agreement. If the Company designates any assets to pay its liabilities hereunder, such assets shall at all times remain the property of the Company, and the Participants shall not have any property interest in such assets.

6.7     Interpretation. The Committee acting in good faith, shall have discretion to interpret the Program and the Incentive Award Agreements. The Committee’s interpretation and actions hereunder, if made in the exercise of good faith discretion and not in an arbitrary and capricious manner, shall be conclusive and binding upon all Persons for all purposes. Neither the Company nor any of its directors, officers or employees (including members of the Committee) shall be liable to the Participants or any other Person for any action taken in connection with the interpretation of the Program or the Incentive Award Agreement.

6.8     No Right of Equity Ownership. Neither the Program nor any Incentive Award Agreement grants to any Participant any right or privilege of equity ownership in the Company.

6.9     Section 409A Compliance. The provisions of this Program are intended to cause the Program to conform with the requirements of a plan providing only for short-term deferrals as provided in Treasury Regulation §1.409A-1(b)(4), as amended from time to time or to any successor provision, and the provisions of this Program shall be construed in accordance with that intention. If any provision of this Program shall be inconsistent or in conflict with any applicable requirements for a short-term deferral plan, then such requirement shall be deemed to override and supersede the inconsistent or conflicting provision, and any required provision of a short-term deferral plan that is omitted from this Program shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed to be a part of this Program to the same extent as though expressly set forth herein. To the extent permissible under Treasury Regulation §1.409A-1(b)(4)(ii), the payments may be delayed within the discretion of the Committee on the following grounds: (a) it is administratively impracticable to make the payment by the regular payment date due to unforeseeable reasons; (b) the payment would jeopardize the Company’s ability to continue as a going concern; (c) the payment is reasonably anticipated not to be deductible under Section 162(m) of the Internal Revenue Code due to circumstances that a reasonable person would not have anticipated; or (d) such other grounds as may be from time to time permissible under the foregoing regulation; provided, however, any delayed payment shall be made within the period required under the foregoing regulation.

7.             Effectiveness of Program, Program Termination

This Program shall become effective on September 14, 2006, and shall expire and terminate upon the earlier to occur of (a) December 31, 2025, or (b) the consummation of a Triggering Event; provided, however, that upon any such termination, the terms of the Program (and any Incentive Award Agreements) shall survive to the extent, but only to the extent, necessary for the Company to satisfy its obligations to eligible Participants hereunder that result from such Triggering Event.

Exhibit A

Participants

The following individuals are "Participants" under the Second Amended and Restated MRI Interventions, Inc. Key Personnel Incentive Program, whose "Individual Shares" are set forth opposite their names:

As of May 15, 2007

Participant Name	Individual Share

Paul A. Bottomley	33.33%

Parag Karmarker	33.33%

Unallocated	33.33%

As of June 2, 2010, a portion of the above unallocated Individual Share has been allocated as follows:

Participant Name	Individual Share

Paul A. Bottomley	23.33%

Left unallocated	10.00%